Page 1

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the registrant [x]
Filed by a party other than the registrant []

Check the appropriate box:

[]  Preliminary proxy statement

[X] Definitive proxy statement

[]  Definitive additional materials

[]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              ATWOOD OCEANICS, INC.
                (Name of Registrant as Specified in Its Charter)

                              ATWOOD OCEANICS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

         [] Fee computed on table below per Exchange Act Rules 14-a6(i)(4) and 0-11.

         (1) Title of each class of securities to which transactions applies: N/A

         (2) Aggregate number of securities to which transaction applies: N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A

         (4)      Proposed maximum aggregate value of transaction:  N/A

         (5)      Total Fee paid:  N/A

                  []  Fee paid previously with preliminary materials

[] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:  N/A
         (2)      Form, schedule or registration statement no.:  N/A


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                                     Page 2

         (3)      Filing party:  N/A
         (4)      Date filed:  N/A



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                              ATWOOD OCEANICS, INC.

                           15835 PARK TEN PLACE DRIVE
                              HOUSTON, TEXAS 77084



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                                  Houston, Texas
                                                                January 12, 1998

To the Shareholders of ATWOOD OCEANICS, INC.:

Notice is hereby given that, pursuant to the provisions of the Bylaws of Atwood Oceanics, Inc., the Annual Meeting of the Shareholders of Atwood Oceanics, Inc. will be held at the executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, in the City of Houston, Texas 77084, at 10:00 o'clock A.M., Houston Time, on Thursday, February 12, 1998, for the following purposes:

         1. To elect six (6) members of the Board of Directors for the term of office specified in the accompanying Proxy Statement.

         2.       To act upon a shareholder proposal.

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on December 31, 1997 will be entitled to notice of and to vote at the Annual Meeting.

Shareholders are cordially invited to attend the meeting in person. Those who will not attend are requested to sign and promptly mail the enclosed proxy for which a stamped return envelope is provided.


By Order of the Board of Directors



                                                     JAMES M. HOLLAND, Secretary



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                                     Page 4

                         ANNUAL MEETING OF SHAREHOLDERS

                              ATWOOD OCEANICS, INC.

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                January 12, 1998

                        SECURITY HOLDERS ENTITLED TO VOTE

         Holders of shares of common stock, par value $1.00 ("Common Stock") of Atwood Oceanics, Inc., (hereinafter sometimes called the "Company") of record at the close of business on December 31, 1997 will be entitled to vote at the Annual Meeting of Shareholders to be held February 12, 1998 at 10:00 o'clock A.M., Houston Time, at the executive offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, Houston, Texas, 77084 and at any and all adjournments thereof.

         Shareholders who execute proxies retain the right to revoke them at any time before they are voted. A proxy, when executed and not so revoked, will be voted in accordance therewith. This proxy material is first being mailed to shareholders on January 12, 1998.

                         PERSONS MAKING THE SOLICITATION

         This proxy is solicited on behalf of the Board of Directors of Atwood Oceanics, Inc. In addition to solicitation by mail, the Company may request banks, brokers and other custodians, nominees and fiduciaries to send proxy material to the beneficial owners of stock and to secure their voting instructions, if necessary. Further solicitation of proxies may be made by telephone, telegram, or oral communication with some shareholders of the Company, following the original solicitation. All such further solicitation will be made by regular employees of the Company and the cost will be borne by the Company.

                                VOTING SECURITIES

         At the close of business on December 31, 1997, the time which has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were 13,551,976 shares of Common Stock of the Company outstanding.

         The election as directors of the persons nominated in this proxy statement and approval of the shareholder proposal will require the vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present. Abstentions and broker non-votes


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                                     Page 5

(which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will operate to prevent the election of the directors nominated in this Proxy Statement or the approval of such other matters as may properly come before the meeting to the same extent as a vote withholding authority to vote for the election of directors so nominated or a vote against such other matters.

         Each share of Common Stock entitles its owner to one vote except with respect to the election of directors. With respect to the election of directors, each shareholder has the right to vote in person or by proxy the number of shares registered in his name for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of directors to be elected multiplied by the number of his shares, or to distribute the votes so cumulated among as many candidates as he may desire. In the event of cumulative voting, the candidates for directors receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

         If a shareholder desires to exercise his right to cumulate votes for directors, the laws of the State of Texas, the State in which the Company is incorporated, require the shareholder to give the Secretary of the Company written notice of such intention on or before the day preceding the meeting. Such notice should be sent to: Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218, Attention: James M. Holland. If any shareholder gives such notice, all shareholders have the right to use cumulative voting at the meeting. The persons appointed by the enclosed form of proxy are not expected to exercise the right to cumulate votes for election of the directors named elsewhere in this Proxy Statement, although such persons shall have discretionary authority to do so.

                             PRINCIPAL SHAREHOLDERS

         The following table reflects certain information known to the Company concerning persons beneficially owning more than 5% of the outstanding Common Stock of the Company as of December 31, 1997 (except as otherwise indicated). The information set forth below (other than with respect to Helmerich & Payne International Drilling Co. and Helmerich & Payne, Inc.) is based on materials furnished to the Company in connection with Securities and Exchange Commission filings by or on behalf of the shareholders named below, as of various dates during the Company's fiscal year and on information provided by CDA Equity Intelligence in reports prepared for the Company. Unless otherwise noted, each shareholder listed below has sole voting and dispositive power with respect to the shares listed.



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                                     Page 6

Name and Address                              Shares Owned  Percent
                                              Beneficially  of Class
Helmerich & Payne Intl. Drilling Co.(1) ------- 1,640,248    12.10%
         Utica at 21st
         Tulsa, Oklahoma
Helmerich & Payne, Inc.(1)--------------------- 1,559,752    11.51%
         Utica at 21st
         Tulsa, Oklahoma
FMR Corp. (2)----------------------------------   964,800     7.12%
Edward C. Johnson 3d(2)
Abigail P. Johnson (2)
     82 Devonshire Street
     Boston, Massachusetts 02109
State Street Research & Management Co.(2)------   724,400     5.35%
         One Financial Center
         31st Floor
         Boston, Massachusetts 02111
-------------------

         (1) Walter H. Helmerich, III is Chairman and a director, and Hans Helmerich, son of Walter H. Helmerich, III, is President, Chief Executive Officer and a director, respectively, of Helmerich & Payne, Inc. Messrs. Walter
                  H. Helmerich, III and Hans Helmerich, together with other family members and the estate of W.H. Helmerich, deceased, are controlling shareholders of Helmerich & Payne, Inc., which with its wholly-owed subsidiary, Helmerich & Payne International Drilling Co., owns of record and beneficially 3,200,000 shares of Common Stock of the Company. Messrs. Walter H. Helmerich, III and Hans Helmerich have disclaimed beneficial ownership of the Common Stock owned by these companies.

         (2) The information set forth above concerning shares of Common Stock beneficially owned by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson was obtained from a report dated December 23, 1997 prepared by CDA Equity Intelligence for the Company. Amendment No. 8 to
                  Schedule 13G dated February 7, 1997 filed with the Securities and Exchange Commission ("SEC") by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson indicated that FMR Corp. had sole voting and dispositive powers and Edward C. Johnson 3d and Abigail P. Johnson each had sole dispositive power with respect to the shares owned.


         (3) The information set forth above concerning shares of Common Stock beneficially owned by State Street Research & Management Co. ("State Street") was obtained from a report dated December 23, 1997 prepared by CDA Equity Intelligence for the Company.
                  Schedule 13G dated February 12, 1997 filed with the SEC by State Street


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                                     Page 7

                  indicated that State Street had sole voting and dispositive powers with respect to the shares owned, although State Street disclaimed any beneficial interest therein.



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                                     Page 8

             COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the amount of Common Stock beneficially owned as of the close of business on December 31, 1997 by each of the directors, by each of the named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated below, each of the named persons and members of the group has sole voting and investment power with respect to the shares shown.

Name of Director,                           Shares Owned              Percent
Nominees or Group                           Beneficially              of Class

Robert W. Burgess                                -                      0.00%
George S. Dotson                                 -                      0.00%
Walter H. Helmerich, III                        (1)                     0.00%
Hans Helmerich                                  (1)                     0.00%
William J. Morrissey                             400                    0.00%
John R. Irwin                                 30,200 (3)                 (2)
James M. Holland                              13,384 (4)                 (2)
Larry P. Till                                  4,600 (5)                 (2)
Glen P. Kelley                                    -                     0.00%
All directors and executive officers
         as a group (9 persons)               48,584 (6)                 (2)



------------


         (1)  See Note (1) on page 3 for more information.
         (2)  Less than 1%.
         (3) Includes 30,000 shares which may be acquired upon the exercise of options.
         (4) Includes 11,250 shares which may be acquired upon the exercise of options.
         (5) All of such shares which may be acquired upon the exercise of options.
         (6) Includes 45,850 shares which may be acquired upon the exercise of options.




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                                     Page 9

                               EXECUTIVE OFFICERS

         Set forth below are the executive officers of the Company. The office held, date of first election to that office and the age of each officer as of the close of business on December 31, 1997 are indicated opposite his name.

                                                   Date of
                                                    First
Name                          Offices Held         Election      Age


John R. Irwin        President and Chief             March        52
                              Executive Officer      1993

James M. Holland     Senior Vice President         October        52
                              and Secretary          1988

Glen P. Kelley       Vice President -              October        49
                              Contracts and          1988
                              Administration

Larry P. Till        Vice President -              November       53
                              Operations             1992

                  No family relationship exists between any of the above executive officers. All officers of the Company serve at the pleasure of the Board of Directors and may be removed at any time with or without cause.

         Mr. Irwin joined the Company in July 1979, serving as Operations Manager - Technical Services. He was elected Vice President - Operations in November 1980, Executive Vice President in October 1988, President and Chief Operating Officer in November 1992, and President and Chief Executive Officer in March 1993.

         Mr. Holland joined the Company as Accounting Manager in April 1977. He was elected Vice President - Finance in May 1981 and
Senior Vice President and Secretary in October 1988.

         Mr. Kelley rejoined the Company in January 1983 as Manager of Operations Administration. He was elected Vice President -
Contracts and Administration in October 1988.

         Mr. Till joined the Company in February 1983 as General
Manager - Technical. He was elected Vice President - Technical
Services in June 1984 and Vice President - Operations in November
1992.






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                                     Page 10

ITEM 1 - ELECTION OF DIRECTORS

         At the meeting six (6) Directors (leaving one position vacant) are to be elected for terms of one year each. Although the Company's Bylaws provide that the Board of Directors consists of seven (7) persons, the Company has not yet identified a suitable nominee to fill the vacancy. Accordingly, only six (6) persons are nominated for election as directors, and shares may not be voted for a greater number of persons than the number of nominees named.

         The persons named in the enclosed form of proxy (James M. Holland and Larry P. Till) have advised that they will vote all shares represented by proxies for the election of the six nominees for Director listed below, unless authority to so vote is withheld by the shareholder. Such persons will have the discretion to cumulate the votes of the shares represented by proxy, although the exercise of such discretion is not expected. If any of the nominees listed below becomes unavailable for any reason, the shares represented by the proxies will be voted for the election of such person, if any, as may be designated by the Board.


                               Present       Served as
                               Position      a Director
                               with the      Continuously  Term to
Nominees                        Company       Since       Extend to      Age


Robert W. Burgess               Director     September   February         56
                                                1990        1999

George S. Dotson                Director      February   February         57
                                                1988        1999

Walter H. Helmerich, III        Director      April      February         74
                                                1970        1999

Hans Helmerich                  Director      February   February         39
                                                1989        1999

John R. Irwin                   Director,     November   February         52
                                President       1989        1999
                                and Chief
                                Executive
                                Officer

William J. Morrissey            Director      November   February         70
                                                1969        1999

         At all times during the previous five years, Mr. Burgess has served as Chief Financial Officer (Senior Vice President) for CIGNA Investment Division, CIGNA Companies. CIGNA is a diversified


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                                     Page 11

financial services company with major businesses in insurance, health care, pensions and investments. Mr. Burgess is not a director of any other publicly traded company.

         At all times during the previous five years, Mr. Dotson has served as Vice President - Drilling of Helmerich & Payne, Inc. and President of Helmerich & Payne International Drilling Co., both located in Tulsa, Oklahoma. Helmerich & Payne, Inc. is a diversified natural resources company with divisions engaged in drilling, exploration, production and real estate development. He serves as a director of Helmerich & Payne, Inc., which as a result of its ownership of Common Stock of the Company, may be deemed an affiliate of the Company.

         At all times during the previous five years, Mr. Walter H. Helmerich, III has served as the Chairman of the Board of Helmerich & Payne, Inc. of Tulsa, Oklahoma, which as a result of its ownership of Common Stock of the Company, may be deemed an affiliate of the Company. He is the father of Mr. Hans Helmerich, who is also a director of the Company.

         At all times during the previous five years, Mr. Hans Helmerich has served as the Chief Executive Officer as well as a director of Helmerich & Payne, Inc. of Tulsa, Oklahoma, which as a result of its ownership of Common Stock of the Company, may be deemed an affiliate of the Company. He is a son of Mr. Walter H. Helmerich, III.

         Mr. Irwin has been employed by the Company in various executive capacities for the last eighteen years. Mr. Irwin is not a director of any other publicly traded company.

         Mr. Morrissey served as Director and Vice Chairman of the Board of Marine Corporation until the end of 1987 when Marine Corporation was acquired by Banc One Corporation, Columbus, Ohio. Mr. Morrissey is currently retired and is not a director of any other publicly traded company.

         The Company has standing Audit, Executive and Compensation committees. The Audit Committee members are Messrs. Dotson and Morrissey. This Committee functions to review in general terms the Company's accounting policies and audit procedures and to supervise internal accounting controls. During fiscal 1997, there was one meeting of the Audit Committee. The Executive Committee, composed of Messrs. Dotson, Hans Helmerich and Irwin, meets frequently, generally by telephone conference, for review of major decisions and to act as delegated by the Board. The Compensation Committee's members, Messrs. Hans Helmerich, Burgess and Dotson are responsible for administration of the Company's Stock Option Plans, and for review and approval of all salary and bonus arrangements. During fiscal 1997, there were two meetings of the Compensation Committee.



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                                     Page 12

         There were four meetings of the Board of Directors held during fiscal 1997, all of which were regularly scheduled meetings. Each director attended, during the time of his membership, at least seventy-five percent of Board and Committee meetings.



Required Vote for Election of Directors

         Election as directors of the persons nominated in this Proxy Statement will require the vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION AS DIRECTORS OF THE
PERSONS NOMINATED HEREIN.


ITEM 2 - SHAREHOLDER PROPOSAL

         A shareholder, whose name, address and share ownership will be furnished by the Company promptly upon request, has given notice of its intention to introduce the following proposal at the Annual Meeting.


Shareholder Proposal and Supporting Statement

         We believe the employee and board composition of major corporations should reflect the people in the work force and marketplace of the 21st century if our company is going to remain competitive. Our employees, customers and stockholders are now made up of a greater diversity of backgrounds than ever before. The report of the Department of Labor's 1995 bi-partisan Glass Ceiling Commission, "Good For Business: Making Full Use of the Nation's Human Capital," confirms diversity and inclusiveness in the workplace has a positive impact on the bottom line. A report of Standard and Poor 500 companies provided by Covenant Fund revealed "...firms that succeed in shattering their own glass ceiling racked up stock-market records that were nearly 2 1/2 times better than otherwise - comparable companies."

         In 1994 the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% of the Fortune 500 companies in a comparable work force of 57% diversity. The Glass Ceiling Commission reported that companies are selecting from only half of the talent of our work force. Therefore we urge our corporation to enlarge its search for qualified board members by casting a wider net. If we are to be prepared for the 21st century we must learn how to compete in a growingly diverse global market place by promoting and selecting the best people regardless of race, gender or physical challenge. We believe the judgements and perspectives of a diverse board would improve the


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                                     Page 13

quality of corporate decision-making.

         Since the board is responsible for representing shareholder interests in corporate meetings, a growing proportion of stockholders is now attaching value to board inclusiveness. A 1994 Investor Responsibility Research Center survey revealed 37% of respondents cited board diversity as the influencing factor for supporting votes.

         The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the United States, recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

         Roger Campbell, CEO of Sun Oil, stated in the Wall Street Journal, August 12, 1996, "Often what a woman or minority person can bring to the board is some perspective a company hasn't had before--adding some modern day reality to the deliberation process. Those perspectives are of great value, and often missing from an all-white-male gathering. They can also be inspirational to the company's diverse work force."

Be it resolved that shareholders request:

1. The nominating committee of the Board make a greater effort to find qualified women and minority candidates for nomination to the Board.

2. The Board issue a statement publicly committing the company to a policy of board inclusiveness with a program of steps to take and the timeline expected to move in that direction.

3. The Company issue a report by September 1998 at a reasonable expense that includes a description of:

         a) efforts to encourage diversified representation on our board
         b)       criteria for board qualification
         c)       the process of selecting the board candidates
         d)       the process of selecting the board committee members


Board of Directors' Response to Shareholder Proposal

         The Company's Board of Directors unanimously recommends a vote AGAINST the shareholder proposal.

         Unlike many other public companies that have large boards of directors, Atwood Oceanics, Inc. has taken a different approach. To maintain a knowledgeable, effective and efficient board of directors and to avoid unnecessary expenses, the number of directors on the Company's board has ranged from six to seven during the last ten years and is currently six. During this period, the contract drilling industry in which the Company competes has experienced significant challenges. Many challenges still exist.

         When selecting individuals for nomination to the Company's Board of Directors, all qualified candidates are considered based on their knowledge of and participation in the Company and the industry in which the Company operates. The individuals currently on the Company's Board bring to bear a collective 90 years of experience with the Company in fulfilling their duties. The success of the Company under the guidance of its Board is well documented. Under the experienced leadership of the current Board during turbulent market conditions of the 80's and early 90's, the Company maintained a strong balance sheet and met all of its obligations. In recent years, the Company has been towards the top of the industry in earnings per share and cash flow per share. During the most recent fiscal year, the Company's market capitalization has increased from approximately $300 million to $600 million. The Board is now challenged to continue its successful leadership of the Company through the current cycle of changing market conditions with increasing technological and financial commitments.

         The shareholder proposal would require the Board of Directors to make a greater effort to find women and minority candidates, to issue a public statement committing the Company to a policy of board inclusiveness and establishing a timetable for achieving same, and to issue a report describing its efforts, criteria and process of achieving board inclusiveness. Your Board of Directors believes that the shareholder proposal (i) is inappropriately restrictive, (ii) would unduly limit the Company in its selection of directors,
(iii)  would  involve  significant  costs  without any  benefit,  and (iv) would
clearly  be   detrimental   to  the  best  interests  of  the  Company  and  its
shareholders.

Required Vote for Approval of the Shareholder Proposal

         Approval of the shareholder proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at a meeting at which a quorum is present. Shareholder proposals substantially identical to the proposal described above were defeated at the 1995 and 1996 Annual Meetings of Stockholders, with 5.77% of the shares present or represented and entitled to vote at the 1995 Annual Meeting voting "for" approval of the shareholder proposal, 93.5% voting "against" approval, and 0.28% abstaining, and 11.25% of the shares present or represented and entitled to vote at the 1996 Annual Meeting voting "for" approval of the shareholder proposal, 87.59% voting "against" approval, and 1.16% abstaining. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" APPROVAL OF THE SHAREHOLDER PROPOSAL.



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                                     Page 15

                             EXECUTIVE COMPENSATION

         In accordance with the Securities and Exchange Commission ("SEC") executive compensation disclosure requirements under Item 402 of Regulation S-K, the following compensation tables and other compensation information are presented to enable shareholders to better understand the compensation of the Company's executive officers.

         The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Committee is composed of three independent, nonemployee directors. Following review and approval by the Compensation Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for approval.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF
ATWOOD OCEANICS, INC. (A)

To:      The Board of Directors

         As members of the Compensation Committee, it is our duty to review compensation levels of Company's executive officers and administer the Company's stock option plans.


Compensation Policies for Executive Officers

         In determining the compensation of the Company's executive officers, it is the policy of the Committee to take into account all factors which it considers relevant to the determination, including business conditions prevailing generally and in the Company's industry during such year, the Company's performance in such year in light of such conditions, and the performance of the specific officers under consideration and the business area of the Company for which such officer is responsible.

         For fiscal year ended September 30, 1997, the compensation program for executive officers consisted primarily of base salary, year-end bonus, stock option grants and Company contributions in a contributory retirement plan. The Company's current compensation levels are within the $1 million limitation on corporate tax deductions under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the Company intends to take the necessary steps in subsequent years to ensure that the Company's future compensation package will comply with such limits on compensation deductibility.

         Shareholders' equity continued to be enchanced during fiscal 1997 through the Company's improving financial trends. The Company has maintained an equipment utilization rate in excess of 99 percent over the last three fiscal years, with improving cash flows and operating earnings. The Company's common stock price has likewise reflected a significant increase in per share market value over the last three years. In recognition of the significant improvement in operating performance, the Company awarded bonuses (ranging from $15,000 to $80,000) and granted salary increases to each of the Company's executive officers in December 1996 in addition to granting certain stock options awards during fiscal 1997.


Chief Executive Officer Compensation

         Mr. Irwin's compensation for fiscal year 1997 included a bonus of $80,000 in addition to an increase of approximately 25 percent in his annual base salary and the granting of certain stock options. Subsequent evaluations of Mr. Irwin's compensation will be based upon the same criteria as set forth above with respect to officers generally.

                                                       Compensation Committee


                                                       George S. Dotson
                                                       Robert W. Burgess
December 31, 1997                                      Hans Helmerich

-------------------------

         (A) Notwithstanding SEC filings by the Company that have incorporated or may incorporate by reference other SEC filings (including this proxy statement) in their entirety, the Report of the Compensation Committee shall not be incorporated by reference into such filings and shall not be deemed to be "filed" with the SEC except as specifically provided otherwise or to the extent required by Item 402 of Regulation S-K.


Compensation Committee Interlocks and Insider Participation

         No member of the Compensation Committee of the Board of Directors of the Company was, during the 1996-7 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K, except that Messrs. Dotson and Helmerich are executive officers of Helmerich & Payne, Inc., with whom the Company is a joint venture partner as described in "Related Transactions" below.

         During the Company's 1996-7 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.








                               COMPENSATION TABLES

         The SEC compensation disclosure rules require that various compensation information be presented in various tables as set forth below.

                           Summary Compensation Table




                               Annual Compensation


                                                     Long Term
                                                    Compensation
                                                      (Awards)
Name and                                             Securities
Principal       Fiscal                Other Annual   Underlying   All Other
Position        Year   Salary  Bonus  Compensation   Options(A)  Compensation(B)
---------      ------ -------- -----  ------------   -----------  ------------
                          $       $          $            (#)             ($)

John R. Irwin
 President     1997  237,507   80,000    ---            12,000          26,161
 and Chief     1996  194,550   30,000    ---            30,000          21,814
 Executive     1995  174,150   25,000    ---              ---           18,924
 Officer


James M. Holland
  Senior       1997  135,636   40,000    ---             8,000          15,309
  Vice         1996  120,165   12,750    ---            16,000          13,762
  President    1995  112,800   12,750    ---              ---           13,323

Larry P. Till
  Vice         1997  137,445   15,000   ---             8,000           15,640
  President -  1996  126,060   11,500   ---             6,000           14,547
  Operations   1995  118,455   11,750   ---               ---           13,888



Glen P. Kelley
  Vice         1997  115,920   30,000   ---             8,000           12,982
  President    1996  102,180   10,750   ---            16,000           11,608
  Contracts -  1995   95,880   10,500   ---               ---           10,648
  and
  Administration

---------------------------

(A) Retroactively adjusted to reflect two-for-one stock split declared in November 1997.

     (B) The amounts shown in the "All Other Compensation" column are derived from the following: (i) Mr. Irwin: Annual Company contributions to the defined contribution plan ("DCP") for 1997, 1996 and 1995 of $23,750, $19,403, and
$17,415, respectively; Company paid term life and insurance premiums ("TLIP") for 1997, 1996 and 1995 of $2,411, $2,411, and $1,509, respectively; (ii) Mr.
Holland: Annual Company contributions to the DCP for 1997, 1996, and 1995 of $13,563, $12,016, and $11,280, respectively; Company paid TLIP for 1997, 1996, and 1995 of $1,746, $1,746, and $2,043, respectively; (iii) Mr. Till: Annual Company contributions to the DCP for 1997, 1996, and 1995 of $13,774, $12,606, and $11,845, respectively; Company paid TLIP for 1997, 1996, and 1995 of $1,866, $1,941, and $2,043, respectively; (iv) Mr. Kelley: Annual Company contributions to the DCP for 1997, 1996, and 1995 of $11,592, $10,218, and $9,588,
respectively; Company paid TLIP for 1997, 1996, and 1995 of $1,390, $1,390, and $1,060, respectively.

                               Option Grants Table



                     Individual Grants Made in Fiscal 1997


                                                         Potential Realizable
         Number of                                      Value at Assumed Annual
         Securities  Percentage of                      Rates of Stock Price
         Underlying  Total Options                       Appreciation for
          Options    Granted To    Exercise                 Option Term
          Granted    Employees in   Price    Expiration
Name       (A)(#)     Fiscal Year  ($/Share)   Date      5% ($)     10% ($)
----    ------------ ------------- ---------  -------    -------    -------
Irwin   12,000 (B,C)   11.5%        $28.00   4/2/2007    211,320    535,500
Holland  8,000 (B,C)    7.7%         28.00   4/2/2007    140,880    357,000
Till     8,000 (B,C)    7.7%         28.00   4/2/2007    140,880    357,000
Kelley   8,000 (B,C)    7.7%         28.00   4/2/2007    140,880    357,000



(A) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.
         Twenty-five percent of such options become exercisable at each of two years, three years, four years and five years, respectively, from the date of grant. Subject to certain conditions, the exercise price may be paid by delivery of already owned shares, and tax withholding obligations related to exercise may be paid by offset of underlying shares.

     (B) These options were granted on April 3, 1997 pursuant to the Company's 1996 Incentive Equity Plan.

(C) Options granted were retroactively adjusted to reflect two-for-one stock split declared in November 1997.


                      Option Exercises and Year End Value Table


         Shares                       Number of
         Acquired                    Securities
         on Exercise                 Underlying
         during                      Unexercised         Value of Unexercised
         Fiscal         Value        Options at          In-the-Money Options
Name     1997 (A)      Realized   Sept. 30, 1997 (A)     at Sept. 30, 1997 (B)
----     ------------  --------   ------------------     ---------------------
              (#)        ($)             (#)                     ($)

                                     Exercisable/             Exercisable/
                                    Unexercisable           Unexercisable

Irwin      23,000       643,413      30,000/49,000       $1,523,175/$1,834,689
Holland    22,000       615,600      11,250/28,950         $571,375/$1,086,587
Till       21,600       620,937       4,600/18,950         $230,758/$713,175
Kelley     10,050       316,524       2,250/28,950         $114,604/$1,086,587

-------------

(A) Shares retroactively adjusted to reflect two-for-one stock split declared in November 1997.

(B) Calculated based upon the September 30, 1997 fair market value of $56.31 per share (adjusted to reflect the two-for-one stock split declared in November 1997) less the share price to be paid upon exercise. There is no guarantee that options will have the indicated value if and when exercised.

           ATWOOD OCEANICS, INC. COMMON STOCK PRICE PERFORMANCE GRAPH

         Prior to 1997, the market index used in the stock price performance graph was based upon the Center for research in Security Price ("CRSP") Index for NASDAQ stocks. Since the Company ceased trading on the Nasdaq Stock Market and commenced trading on the New York Stock Exchange ("NYSE") in August 1997, it is management's opinion that a more accurate market index performance comparison will be obtained through a market index that includes the NYSE, as well as the American and Nasdaq stock markets. A common stock price performance graph consistent with prior years index information, as well as a common stock pricing performance graph based on a new market index, is set forth below:


COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS* AMONG ATWOOD OCEANICS, INC., THE CRSP INDEX FOR NASDAQ STOCK MARKET, AND THE PEER GROUP OF DRILLING COMPANIES

                                                       GRAPH


     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS* AMONG ATWOOD OCEANICS, INC., THE CRSP INDEX FOR NYSE/AMEX/NASDAQ STOCK MARKET, AND THE PEER GROUP OF DRILLING COMPANIES

                                                       GRAPH

Index Description           9/30/92  9/30/93  9/30/94  9/30/95  9/29/96  9/30/97
                            -------  -------  -------  -------  -------  -------

ATWOOD OCEANICS, INC.       100.0    113.2     146.1    217.8    463.2    1185.5
CRSP Index for NASDAQ
    Stock Market (U.S.
    Companies)              100.0    131.0     132.1    182.4    216.4     297.1
CRSP Index for
    NYSE/AMEX/NASDAQ
    Stock Market            100.0    117.3     119.9    154.6    183.9     253.0
    (U.S. Companies)
Self-Determined Peer Group  100.0    167.1     140.2    188.6    400.6     812.4

                            ----------------------------------------------------

* Assumes $100 invested on September 30, 1992; Total returns assumes dividend reinvested; Fiscal year ending September 30

Constituents of the Self-Determined Peer Group:

Diamond Offshore Drilling Inc.
Ensco International Inc.            Falcon Drilling Company
Global Marine Inc.                  Marine Drilling Co. Inc.
Noble Drilling Corp.                Reading & Bates Corp.
Rowan Companies, Inc.               Transocean Offshore Inc.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by the regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that, during the period from October 1, 1996 through September 30, 1997, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that due to a delivery oversight, each of the Company's executive officer made one late filing of a report, concerning three transactions by Mr. Irwin, two transactions by Mr. Kelley and one transaction each of Messrs.
Holland and Till.


                              RELATED TRANSACTIONS

         Upon being awarded a term contract in August 1994, the Company entered into a joint venture agreement with Helmerich & Payne, Inc. ("H&P") (which together with its wholly-owned subsidiary, Helmerich & Payne International Drilling Co., owns 23.61% of the Company's common stock) for the design, construction and operation of RIG- 200, a new generation platform rig. The construction of RIG-200 was completed in late 1995; however, due to project delays in Australia unrelated to the Company's and H&P's activities, the rig was not transported to Australia until late 1996. Drilling operations commenced in January 1997. H&P managed the design, construction, testing and mobilization of the rig, and the Company managed the initial installation and manages the daily operations of the rig. The Company and H&P each have a fifty percent interest in the joint venture. At September 30, 1997, the Company had invested approximately $12 million in this project. Three of the Company's directors, namely Walter H. Helmerich III, Hans Helmerich and George S. Dotson, are directors and executive officers of H&P.


                             DIRECTORS COMPENSATION

         As compensation for services as a director of the Company, each director who is not an officer and full time employee of the Company or any of its subsidiaries was paid in fiscal 1997 $2,500 per meeting for attendance at regular Board meetings, and $250 per meeting for attendance at special Board and committee meetings.

Commencing in fiscal 1998, the per meeting compensation has been increased to $3,500.


                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The independent public accounting firm of Arthur Andersen LLP was selected as auditors by the Company in 1970 and continues to serve in this capacity. Representatives of Arthur Andersen LLP will be present at the shareholders' meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                              SHAREHOLDER PROPOSALS

         Proposals by Shareholders of the Company intended to be presented at the next Annual Meeting of the Shareholders must be received by the Company on or before September 13, 1998 in order to be included in the next Proxy Statement and Form of Proxy relating to that meeting.


                                  OTHER MATTERS

         Management does not intend to bring any other matters before the meeting and has not been informed that any matters are to be presented by others. In the event any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their judgment on such matters.

         If you do not contemplate attending the meeting in person, you are respectfully requested to sign, date and return the accompanying proxy in the enclosed, stamped envelope at your earliest convenience.

         The Company will provide, without charge, upon written request of any shareholder, a copy of its Annual Report on Form 10K including financial statement schedules for the fiscal year ended September 30, 1997 as filed with the Securities and Exchange Commission. Please direct such request to James M. Holland, Secretary, Atwood Oceanics, Inc., P. O. Box 218350, Houston, Texas 77218.

                                    By order of the Board of Directors


                                          /s/          John R. Irwin, President

Houston, Texas
January 12, 1998

                               FRONT SIDE OF PROXY



                              ATWOOD OCEANICS, INC.
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
                    ANNUAL MEETING OF SHAREHOLDERS CALLED FOR
                                FEBRUARY 12, 1998
         The  undersigned,  having  received  the  Notice of  Meeting  and Proxy
Statement dated January 12, 1998, appoints James M. Holland and Larry P. Till and each or either of them as proxies, with full power of substitution, to represent the undersigned and to vote all shares of the Common Stock of Atwood Oceanics, Inc. standing in the undersigned's name on its books on December 31, 1997 at the Annual Meeting of the Shareholders of the Company to be held February 12, 1998, at the main offices of Atwood Oceanics, Inc., 15835 Park Ten Place Drive, Houston, Texas 77084, 10:00 A.M., Houston Time, and any adjournment thereof, as follows:

         IF NO CONTRARY SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED WITH AUTHORITY FOR THE ELECTION OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL.

                                      (PLEASE DATE AND SIGN ON REVERSE SIDE)

                                     Page 24
                              (BACK SIDE OF PROXY)

Please mark boxes in blue or black ink.

The proxies appointed herein may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

(1)      ELECTION OF DIRECTORS PROPOSED BY THE COMPANY:

____FOR the nominees listed below     ____WITHHOLD AUTHORITY for the
                                            nominees listed below



NOMINEES:

ROBERT W. BURGESS     WALTER H. HELMERICH, III             WILLIAM J. MORRISSEY
GEORGE S. DOTSON      HANS HELMERICH                       JOHN R. IRWIN

         Authority to vote for any specific nominee for director may be withheld by lining through or otherwise striking out such nominee's name.



The Board of Directors recommends a vote "AGAINST" item 2.

(2)      SHAREHOLDER PROPOSAL

               For           Against           Abstain




(3) In their discretion, upon other matters that may properly come before the meeting.

         Management knows of no other matters that may properly be, or which are likely to be, brought before the meeting. The persons named in this proxy or their substitutes will vote in accordance with the recommendations of management on such matters.

-------------              ----------------------------
   Date                    Signature of Shareholder

                           ----------------------------
                           Signature of Joint Shareholder NOTE: Please sign exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If stock is held in the name of more than one person, each joint owner should sign.

             Please note any change of address.